Exhibit 10.7

October 9, 2018

Kanya Rajangam, MD, PhD

Via E-Mail

Dear Dr. Rajangam:

I am pleased to offer you a position with Nkarta, Inc. (the “Company”), as Senior Vice President and Chief Medical Officer, reporting to the Chief Executive Officer of the Company. If you decide to join us, your employment would commence on December 3, 2018 (the “Effective Date”). You will receive an annual base salary of $420,000 (the “Base Salary”), which will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Your Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

As of the Effective Date, you will be eligible to receive an annual bonus of up to 35% of your Base Salary then in effect upon achievement of performance and company objectives to be recommended by the management team and agreed to by the by the Board in its sole discretion and available to you on an ongoing basis on the management’s shared electronic file system (the “Target Bonus”). Your Target Bonus shall be pro-rated for 2018. The Target Bonus, or any portion thereof, will be paid, less applicable withholdings, as soon as practicable after the Board of Directors of the Company (the “Board”) determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year (which currently is December 31st) in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned. Any bonuses will be subject to your continued employment with the Company through the date the bonus is earned.

In the event that your employment is terminated (i) by the Company for reasons other than “Cause” (as defined below) death, or disability or (ii) by you for “Good Reason” (as defined below) either a “Qualifying Termination”), and in any case subject to you signing and not revoking a standard form of release of claims with the Company within 60 days following your employment termination date (the “Release”), you will receive (A) cash payments in the form of continuation of your base salary at the rate in effect at the time of termination, less applicable withholdings, payable in accordance with the Company’s standard payroll practices for a period of six (6) months following your employment termination date, with the first payment to be made no later than 10 days following the effective date of the Release (subject to any delay as may be required under the Section 409A paragraph below), (B) reimbursement for the cost of continuation of health coverage for you and your eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earlier of (x) six (6) months following your termination of employment or (y) the date you and your eligible dependents are no longer eligible for COBRA; provided, however, if, at the time of your termination of employment, the Company determines that providing the COBRA reimbursement in this paragraph would result in a violation of law or an excise tax to the Company, then the Company instead will pay a lump sum payment equal to six (6) months of your estimated monthly COBRA premiums, grossed-up for any applicable taxes, within 10 days following the effective date of the Release (subject to any delay as may be required under the Section 409A paragraph below), and (C) if such Qualifying Termination occurs on or within 12 months following a “Change of Control” (as defined in the Company’s 2015 Equity Incentive Plan), vesting acceleration of your Option in an amount equal to 100% of the then-unvested portion of your Option (or any unvested shares previously acquired under that Option).

It is the intent of this offer letter that all payment and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this offer letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. No termination pay or benefits to be paid or provided to you, if any, pursuant to this offer letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Any termination payments or benefits under this offer letter that would be considered Deferred Compensation will be paid on, or, in the case of installments, will not commence until, the sixty-first (61st) day following your separation from service, or, if later, the Delayed Payment Date (as defined below). Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier (the “Delayed Payment Date”).

For purposes of this offer letter “Cause” means: (i) a material breach of any of your obligations to the Company or any of its affiliates under the terms of this offer letter or your At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement; (ii) your gross negligence or willful failure or refusal to perform your duties; (iii) any material act of personal dishonesty taken by you and intended to result in substantial personal enrichment of you at the expense of the Company or its affiliates; (iv) any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or its affiliates; (v) perpetration of an intentional and knowing fraud against or affecting the company or any customer, supplier, client, agent, or employee thereof; (vi) your conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; or (vii) your termination in connection with a dissolution, wind-down or liquidation of the Company, including as part of a voluntary or involuntary bankruptcy or insolvency proceedings; with respect to any of the foregoing (other than clauses (vi) or (vii)), the Board of Directors shall be required to give you written notice of any termination for “Cause” with a detailed description of any alleged breach together with a 30 day ability to cure any such breach, unless such breach is non-curable.

For purposes of this offer letter, “Good Reason” means one of the following has occurred without your written consent: (A) a material breach by the Company of any of the covenants in this offer letter; (B) any reduction of your base salary or compensation (including bonus opportunity); (C) any material and adverse change in your position, chain of reporting, title or status or any change in your job duties, authority or responsibilities to those of lesser status; (D) any material change in the geographic location at which you must principally perform services; it being understood that a change in such geographic location of less than 50 miles will not be deemed material for these purposes; or (E) failure by any surviving entity resulting from a Change in Control to assume the obligations hereunder You will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days following the initial occurrence of the event giving rise to “Good Reason” and a reasonable cure period of thirty (30) days following the date the Company receives such notice during which such condition must not have been cured, and you must resign from your employment with the Company within 30 days following the end of the cure period if uncured.

If you decide to join the Company, the Company shall recommend that the Board grant to you an option to purchase, pursuant to an option agreement subject to an early exercise provision, 200,000 shares of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”) at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board (the “Initial Option Grant”). The Initial Option Grant is intended to represent approximately 1.5% of the Fully Diluted Shares (as defined below) currently outstanding. For the purposes of this offer letter, “Fully Diluted Shares” shall be calculated by adding (x) the number of outstanding shares of capital stock of the Company, plus (y) the number of shares of Company common stock subject to issuance under outstanding options or warrants, plus (z) the number of unallocated shares of Company common stock reserved for issuance pursuant to the Company’s stock option plans, in each case, as of the close of the business day preceding the date of determination. Subject to the vesting acceleration terms described in this offer letter, twenty-five percent (25%) of the Initial Option Grant shall vest (or be released from the Company’s repurchase right, as applicable) one year from the Effective Date, subject to your continuing employment with the Company, and none of the Initial Option Grant shall vest (or be released from the Company’s repurchase right, as applicable) before such date. The remaining shares subject to the Initial Option Grant shall vest (or be released from the Company’s repurchase right, as applicable) monthly over the next thirty-six (36) months in equal monthly amounts subject to your continuing employment with the Company. Any shares acquired upon exercise of the Initial Option Grant, will be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan and option agreement to be entered into between you and the Company.

In addition to the aforementioned Initial Option Grant, as soon as reasonably practicable following the closing of the Company’s next equity financing pursuant to which it raises at least $20 million in gross proceeds, which is expected to be a Series B preferred stock financing (the “Series B Financing”), the Company shall recommend that the Board grant to you an option to purchase, pursuant to an option agreement subject to an early exercise provision, additional shares of Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board (collectively, the “Additional Option Grants”, and together with the Initial Option Grant, the “Option Grants”), which together with the Initial Option Grant shall represent approximately 1.5% of the Fully Diluted Shares (as defined above) outstanding immediately following the closing of the Series B Financing, provided that you are employed by the Company as its Chief Medical Officer on the date of any such grant. Subject to the vesting acceleration terms described in this offer letter, twenty-five percent (25%) of the Additional Option Grants shall vest (or be released from the Company’s repurchase right, as applicable) one year from the date of the closing of the Series B Financing , subject to your continuing employment with the Company, and none of the Additional Option Grants shall vest (or be released from the Company’s repurchase right, as applicable) before such date. The remaining shares subject to the Additional Option Grants shall vest (or be released from the Company’s repurchase right, as applicable) monthly over the next thirty-six (36) months in equal monthly amounts subject to your continuing employment with the Company. Any shares acquired upon exercise of the Additional Option Grants, will be subject to the terms and conditions of the Company’s 2015 Option Incentive Plan and option agreement to be entered into between you and the Company.

If you accept this offer of employment, from and after the Effective Date, you will be entitled to participate in any employee benefit plans hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, any group medical, dental, vision, disability, life insurance plans maintained by the Company, subject to the terms and conditions of the applicable plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. You will begin with 15 vacation days and 10 sick days of paid time off per year. The Company also will have a separate holiday schedule that will be published at the beginning of each calendar year.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company, provided, however, that you may engage in civic and not-for-profit activities (e.g. charitable and industry association activities) as long as such activities do not materially interfere with your obligations hereunder. You also may serve as a member of the boards of directors or boards of advisors of outside companies not directly related to the business in which the Company is now involved or becomes involved during the term of your employment, provided that these outside commitments do not adversely affect your ability to fulfill your responsibilities to the Company, and are agreed to between you and the CEO Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and comply with an At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, and you are waiving any and all rights to a jury trial. Please note that we must receive your signed agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. This offer letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This offer letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer and you.

We look forward to your favorable reply and to working with you at the Company.

Sincerely,

/s/ Paul J. Hastings

Paul J. Hastings, President and Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Kanya Rajangam

Printed Name: Kanya Rajangam, MD, PhD

Date: October 15, 2018